Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated January 22, 2008

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233PQ66

Pricing Date:		January 22, 2008

Settlement Date :	January 25, 2008

Maturity Date:		April 24, 2009

Principal Amount:	$100,000,000.00
       			(may be increased prior to the Settlement Date)

Re-offer Price:		100.000%

Gross Underwriting Spread:  0.01%

All-in Price to Issuer:	99.99%

Net Proceeds to Issuer:	$99,990,000.00

Floating Rate Index:	1 Month LIBOR

Floating Rate Spread:	+ 1 basis point

Index Source:		LIBOR Telerate

Interest Payment Frequency:  Monthly

Initial Interest Payment Date:  February 25, 2008

Initial Interest Rate:	1 Month LIBOR determined on January 23, 2008
			+ 1 basis point

Interest Payment Dates:	On the 25th of each calendar month (short last coupon)

Interest Reset Dates:  The same day as the related Interest Payment Date

Interest Determination Dates:  Second London Banking Day preceding
			       each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Greenwich Capital Markets, Inc.

DTC Number:		#2230

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the pricing supplement relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-884-2071.

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